 EXHIBIT 99.1
PR Contact:	Mark Haugejorde, President
XFormity, Inc.
Phone: (972) 661-1200

XFORMITY ANNOUNCES NEW INTEGRATED FINANCIAL SOLUTION

Dallas, September 20, 2005-XFormity today announced the launch of BPx as an additional component to the QSRx Business Intelligence suite. Available to all QSRx users, BPx provides customers direct integration between in-store data, including cash management, labor, and food costs, and the home office or BPO accounting systems.

"As one of the first BPx users, our company has been heavily involved with the XFormity development team," said Donna Nevels, Comptroller at Management Resource Operations, LLC, Nashville, TN. "We own and operate 82 restaurants in 5 different states, so the accounting requirements are quite complex. BPx has made a significant impact on our staffing requirements, data integrity, and, equally important, the mission-critical interaction between restaurant operations and the home office."

"As a key component in our Connected Franchise TM, BPx has gained excellent reviews from our first users that collectively own and operate over 400 restaurants," said Drew Seale, Chief Technology Officer at XFormity. "From the initial launch of QSRx Business Intelligence, our customers have asked for us to move data seamlessly from the store to the general ledger and all points between. BPx represents a major improvement across the entire enterprise, including supply chain integration. As with QSRx, there are best practices being shared among customers that even further extend the ROI. We are confident that the franchise community will view BPx as a compelling value proposition for operators of any size."

About XFormity Technologies

XFormity Technologies, Inc., designs and manages Integrated Business Intelligence solutions as a hosted service, with a focus in the Quick Service Restaurant industry. The Company, along with its strategic partner SEI, is able to rapidly roll out flexible, extensible solutions to offer an immediate ROI to the customer. More information about XFormity (OTC Bulletin Board: XFMY) is available at www.xformity.com.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of XFormity Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by XFormity Technologies, Inc. with the Securities and Exchange Commission.